Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2008 relating to the consolidated financial statements of The McClatchy Company and the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of three new accounting standards), appearing in the Annual Report on Form 10-K of The McClatchy Company for the year ended December 30, 2007.

/s/ Deloitte & Touche LLP

Sacramento, California

June 2, 2008